Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE CONTACTS: John Erickson, Chief Financial Officer Tom McHale, Senior Vice President, Finance	(301) 951-6122

AMERICAN CAPITAL DECLARES $0.80 Q1 2006 DIVIDEND

REPORTS $3.16 NET OPERATING INCOME PER BASIC SHARE IN 2005

ANNOUNCES 2006 DIVIDEND GUIDANCE OF $3.29 PER SHARE

Bethesda, MD – February 14, 2006 – American Capital Strategies Ltd. (NASDAQ: ACAS) announced today its first quarter 2006 dividend, 2006 dividend guidance and its results for the fourth quarter and full year of 2005.

2006 Q1 DIVIDEND DECLARATION

American Capital’s Board of Directors has declared a first quarter 2006 regular dividend of $0.80 per share to record holders as of February 28, 2006, payable on April 3, 2006. This dividend is a 10% increase over the first quarter 2005 regular dividend of $0.73 per share. American Capital has paid a total of $961 million in dividends and paid or declared dividends of $19.91 per share since its August 1997 IPO at $15.00 per share. American Capital paid $3.08 in dividends per share for 2005 from ordinary taxable income. In addition, it retained approximately $48 million of its taxable income and accrued a 4% excise tax totaling $1.6 million.

2006 DIVIDEND GUIDANCE

American Capital is forecasting paying total 2006 dividends of $3.29 per share from ordinary taxable income earned in 2006. This would represent a 7% growth over the total 2005 dividends of $3.08 per share. American Capital anticipates that its 2006 ordinary taxable income will exceed its dividend and it will elect to pay a 4% excise tax and retain its excess ordinary taxable income. The 2006 dividends per share are estimated to be in the following quarterly amounts: $0.82 Q2, $0.83 Q3, $0.84 Q4.

2005 RESULTS

In addition, American Capital announced today its results for the quarter and year ended December 31, 2005. Total 2005 dividends were $3.08 per share, a 6% growth over 2004 total dividends of $2.91 per share. American Capital’s net asset value per share at December 31, 2005 was $24.37, a $3.26 or 15% growth over the December 31, 2004 net asset value per share of $21.11.

Net operating income (NOI) for the year increased 43% to $314 million compared to $220 million for 2004. On a basic per share basis, NOI increased 10% to $3.16 per

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American Capital

February 14, 2006

share compared to $2.88 per share in 2004. On a diluted per share basis, NOI increased 10% to $3.10 per share compared to $2.83 per share for 2004. NOI for the quarter increased 40% to $91 million compared to $65 million for the fourth quarter 2004. NOI increased 8% to $0.82 per basic share compared to $0.76 per basic share for the fourth quarter 2004. NOI increased 8% to $0.80 per diluted share compared to $0.74 per diluted share for the fourth quarter 2004.

For the year, the net increase in net assets resulting from operations (NOI plus net appreciation and depreciation and net gains and losses on investments) was $365 million, or $3.68 per basic share and $3.60 per diluted share, compared to $281 million, or $3.69 per basic share and $3.63 per diluted share, in 2004. For the fourth quarter of 2005, the net increase in net assets resulting from operations was $80 million, or $0.72 per basic share and $0.71 per diluted share, compared to $97 million, or $1.14 per basic share and $1.11 per diluted share, in the fourth quarter 2004.

“We had an outstanding year in 2005,” said Malon Wilkus, American Capital Chairman, President and CEO. “We grew our net operating income by $94 million, dividend by 6%, return on average equity per share by 16%, net asset value by 15%, harvested $45 million in net realized gains from our portfolio and initiated an asset management business with a goal of increasing highly predictable and growing asset management fee income to build long-term shareholder value. In this vein, we are estimating $37 million of revenue in 2006 from our European Capital asset management agreement, including expense reimbursements. American Capital shareholders enjoyed a 19% annualized return for 2005 versus a 5% return for the S&P 500. We believe 2006 is shaping up to be another banner year in which we will grow our dividend by 7% while continuing the development of our asset management strategy.”

In 2005, American Capital invested $3.714 billion, composed of $1,396 million of senior debt, $859 million of subordinated debt, $487 million of preferred stock, $759 million of common stock, $113 million of common stock warrants and $100 million of commercial mortgage backed securities and collateralized debt obligations. Seventeen investments, totaling $1,480 million, were in American Capital-sponsored buyouts of new portfolio companies. Twenty-one investments, totaling $701 million, were in buyouts of new portfolio companies led by other private equity firms. Seven investments, totaling $218 million, were in direct investments of new portfolio companies. Three investments, totaling $100 million, were in commercial mortgaged backed securities and collateralized debt obligations. One investment, totaling $617 million, was an equity commitment in European Capital Limited (of which $465 million was unfunded at year end). Eight investments, totaling $157 million, were in existing portfolio companies to finance strategic acquisitions. One investment, totaling $108 million, was in an American Capital sponsored buyout of an existing portfolio company. Fifteen investments, totaling $271 million, were in existing portfolio companies for growth or recapitalizations. Investments totaling $62 million were in 15 existing portfolio companies for working capital, including $15 million to eight existing portfolio companies for distressed related working capital. Total invested assets at fair value increased 58% to $5.1 billion at December 31, 2005 as compared to $3.2 billion at December 31, 2004.

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American Capital

February 14, 2006

In fourth quarter 2005, American Capital invested $978 million, composed of $383 million of senior debt, $193 million of subordinated debt, $170 million of preferred stock, $64 million of common stock, $87 million of common stock warrants and $81 million of commercial mortgage backed securities. Four investments, totaling $565 million, were in American Capital-sponsored buyouts of new portfolio companies. Two investments, totaling $122 million, were in buyouts led by other private equity firms. One investment, totaling $81 million, was in commercial mortgaged backed securities. One investment, totaling $20 million, was in an existing portfolio company to finance a strategic acquisition. Six investments, totaling $183 million, were in existing portfolio companies for growth or recapitalizations. Five investments, totaling $7 million, were for working capital for existing portfolio companies, including four investments totaling $3 million for distressed related working capital.

In 2005, American Capital received $1.5 billion of proceeds from exits of portfolio investments, composed of $340 million of senior loan sales, $687 million of principal prepayments, $57 million of scheduled principal amortization, $34 million of accrued payment-in-kind (PIK) interest and dividends and accreted original issue discount (OID), $142 million of repayments of bridge notes to European Capital Limited and $195 million from the sale of equity investments.

In fourth quarter 2005, American Capital received $687 million of proceeds from exits of portfolio investments, composed of $174 million of senior loan sales, $259 million of principal prepayments, $17 million of scheduled principal amortization, $14 million of accrued PIK interest and dividends and accreted OID, $142 million of repayments of bridge notes to European Capital Limited and $81 million from the sale of equity investments.

“It was an outstanding year for our middle market investment platform,” said Ira Wagner, Chief Operating Officer. “We continued to be the most active mezzanine and equity investor in the U.S. middle market, participating in approximately 5% of the transactions in our target markets. Our volume of investment opportunities as measured in dollars grew approximately 100% for both American Capital buyout opportunities and financing opportunities combined. We have now invested with 82 different private equity firms over the past 8 years and our ability to provide one-stop financing combined with our senior loan syndication capabilities has been an important component in that success. Additionally, we launched European Capital during 2005 and have become an accepted investor in the European markets with our $212 million of investments during 2005 exceeding our initial projections. We continue to believe that our OneStop Buyout™ capability will prove as attractive in Europe as it is in the U.S. Lastly, we continue to see a large pipeline of both buyout and financing opportunities in both North America and Europe leading us to believe that 2006 will be another very active year.”

The weighted average effective interest rate on American Capital’s total investments in debt securities as of December 31, 2005 was 12.8%. At December 31, 2005, the weighted average loan grade of American Capital’s loan portfolio was 3.1 on a scale of 1 to 4, with 4 being the highest quality, compared to 3.1 as of December 31, 2004. As of December 31,

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American Capital

February 14, 2006

2005, loans to 14 portfolio companies totaling $132 million, with a fair value of $48 million, were on non-accrual. Delinquent and non-accruing loans totaled $186 million, or 5% of total loans, at December 31, 2005, compared to $163 million, or 7% of total loans, at December 31, 2004.

In 2005, American Capital recorded $45 million in portfolio net realized gains, excluding $9 million in losses attributable to periodic interest settlements of interest rate swap agreements. This is comprised of $147 million of gross gains and $102 million of gross losses on portfolio investments. In the fourth quarter of 2005, American Capital recorded $6 million in portfolio net realized gains, excluding $1 million in losses attributable to periodic interest settlements of interest rate swap agreements. This is comprised of $70 million of gross gains and $64 million of gross losses on portfolio investments.

“We raised approximately $2.3 billion in capital during 2005,” said Chief Financial Officer John Erickson. “Our balance sheet continues to gain flexibility as we successfully utilized our equity forward program to maintain our leverage ratio at about 0.9:1. We grew our unsecured debt by nearly $460 million and issued our seventh and largest term securitization, raising $830 million at a weighted average interest rate of LIBOR plus .36%, our best pricing ever. Additionally, we enhanced the structure of this securitization by adding a three year revolving period. We also raised approximately $275 million of third party equity capital commitments for European Capital. Additionally, we received six upgrades from Fitch Ratings and three from Moody’s Investor Services for prior securitization tranches and American Capital’s unsecured credit rating from Fitch was increased to BBB- with a positive outlook. Along with $902 million of equity raised in 2005 at an average of 1.6 premium to book, our capitalization is broader and more flexible than ever and we are maintaining our competitive advantage by raising the lowest cost capital in our industry to help fuel our growth.”

From its 1997 IPO through the fourth quarter of 2005, American Capital’s average annual rate of net depreciation and gains on portfolio company investments (excluding interest rate derivative agreements) was a positive 0.6% of average equity. American Capital outperformed FDIC insured commercial banks, which experienced charge offs net of securities gains of negative 4.4% of average annual equity (based on FDIC Quarterly Banking Profile data for Commercial Banks from American Capital’s IPO through the third quarter of 2005). American Capital had a positive 2.9% annual rate of gain on average equity over the past nine quarters versus an annual rate of charge offs net of securities gains of negative 3.3% of average annual equity over the past eight quarters for FDIC insured commercial banks.

In 2005, net appreciation totaled $15 million, consisting of net appreciation of $21 million from current portfolio companies ($243 million of appreciation at 43 portfolio companies and $222 million of depreciation at 34 portfolio companies), $38 million of net depreciation resulting from the recognition of net gains and $32 million of net appreciation on interest rate derivative agreements. Interest rate derivative agreements are required by American Capital’s loan agreements and asset securitizations to lock in interest rate spreads on the securitized investments and reduce interest rate risk. Their fair values appreciate or

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American Capital

February 14, 2006

depreciate based on relative market interest rates and their remaining term to maturity. Since the Company’s August 1997 IPO, cumulative net appreciation and gains on portfolio company investments totals $7 million through December 31, 2005. When including interest rate derivative agreements, cumulative depreciation net of gains totals $4 million.

In fourth quarter 2005, net depreciation totaled $16 million, consisting of net depreciation of $24 million from current portfolio companies ($55 million of appreciation at 24 portfolio companies and $79 million of depreciation at 23 portfolio companies), $3 million of net depreciation resulting from the recognition of net gains and $11 million of net appreciation on interest rate derivative agreements.

Since its August 1997 IPO through fourth quarter 2005, American Capital has earned a 17% compounded annual return on 118 exits and prepayments of senior debt, subordinated debt and equity investments, totaling $2.6 billion of invested capital, including interest, dividends, fees and net gains on these investments. These exits and prepayments represent 30% of all amounts invested by American Capital since its August 1997 IPO. Proceeds from these exits and prepayments exceeded the associated prior quarter valuation of the investments by $ 45 million in aggregate, or 2%. Twenty percent of these exits and prepayments were from portfolio companies that had at one time been either a loan grade 1 or 2 in American Capital’s four point loan grading system, with 1 being the lowest loan grade. Since its IPO through the fourth quarter of 2005, $75 million of American Capital’s PIK interest and dividends and accreted OID have been repaid, representing 29% of all PIK and OID recorded.

SHAREHOLDER PRESENTATION Q&A

Starting with the February 15th Shareholder Presentation, American Capital intends to address in a special Q&A section of its quarterly shareholder presentation, questions, comments and misunderstandings about American Capital that arise during the quarter from shareholders, analyst reports, the Yahoo ACAS Bulletin Board and the BDCs.ValueForum.com bulletin board. American Capital invites shareholders and prospective shareholders to review these presentations.

THIRD PARTY VALUATION OF PORTFOLIO INVESTMENTS

Houlihan Lokey Howard & Zukin Financial Advisors Inc. (“Houlihan Lokey”) reviews the determination of fair value of American Capital’s portfolio company investments on a regular basis. Houlihan Lokey is the premier valuation firm in the U.S., engaged in approximately 1,000 valuation assignments per year for clients worldwide. In the past year, Houlihan Lokey has reviewed 100% of American Capital’s portfolio investments that have been portfolio companies for at least one year and that have a fair value in excess of $10 million. In addition, Houlihan Lokey representatives attend American Capital’s quarterly valuation meetings and provide periodic reports and recommendations to the Audit and Compliance Committee of the Board of Directors with respect to valuation models, policies and procedures.

For the fourth quarter of 2005, Houlihan Lokey reviewed the Company’s valuations of 26 portfolio company investments having $1.1 billion in fair value as reflected in the

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American Capital

February 14, 2006

December 31, 2005 financial statements. Using methods and techniques that are customary for the industry and that Houlihan Lokey considers appropriate under the circumstances, Houlihan Lokey determined that the aggregate fair value assigned to the portfolio company investments by American Capital was within their reasonable range of aggregate value for such companies. Over the last four quarters, Houlihan Lokey has reviewed 99 portfolio companies totaling $3.1 billion in fair value as of their respective valuation dates.

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American Capital

February 14, 2006

Financial highlights for the quarter are as follows:

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED BALANCE SHEETS AND FINANCIAL INFORMATION

(In thousands, except per share amounts)

	December 31, 2005	December 31, 2004
	(unaudited)
Assets
Investments at fair value (cost of $5,134,398 and $3,236,249, respectively)
Non-Control/Non-Affiliate investments	$2,135,795	$1,157,406
Affiliate investments	449,026	408,529
Control investments	2,516,282	1,654,075
Interest rate derivative agreements	18,132	1,678

Total investments at fair value	5,119,235	3,221,688
Cash and cash equivalents	97,134	58,367
Restricted cash	121,772	141,895
Interest receivable	32,668	22,053
Other	78,300	47,424

Total assets	$5,449,109	$3,491,427

Liabilities and Shareholders' Equity
Debt	$2,466,860	$1,560,978
Interest rate derivative agreements	2,140	17,396
Accrued dividends payable	3,574	5,322
Other	78,898	35,305

Total liabilities	2,551,472	1,619,001

Commitments and contingencies
Shareholders' equity:
Undesignated preferred stock, $0.01 par value, 5,000 shares authorized, 0 issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized, 119,123 and 88,705 issued and 118,913 and 88,705 outstanding, respectively	1,189	887
Capital in excess of par value	3,001,791	2,010,063
Unearned compensation	(58,977)	(36,690)
Notes receivable from sale of common stock	(6,655)	(6,845)
Distributions in excess of net realized earnings	(22,408)	(63,032)
Net unrealized depreciation of investments	(17,303)	(31,957)

Total shareholders' equity	2,897,637	1,872,426

Total liabilities and shareholders' equity	$5,449,109	$3,491,427

Net asset value per share	$24.37	$21.11

OTHER FINANCIAL INFORMATION:
LTM net operating income return on average equity at cost (unaudited)	13.6%	14.1%

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American Capital

February 14, 2006

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
OPERATING INCOME:
Interest and dividend income
Non-Control/Non-Affiliate investments	$57,766	$34,423	$184,671	$113,668
Affiliate investments	15,533	10,671	57,979	36,326
Control investments	53,823	42,542	183,205	121,239

Total interest and dividend income	127,122	87,636	425,855	271,233

Fee and Other Income
Non-Control/Non-Affiliate investments	8,939	2,936	38,101	21,688
Affiliate investments	1,597	2,562	10,518	5,663
Control investments	35,503	18,574	80,026	37,498

Total fee and other income	46,039	24,072	128,645	64,849

Total operating income	173,161	111,708	554,500	336,082

OPERATING EXPENSES:
Interest	33,490	13,935	100,715	36,851
Salaries, benefits and stock-based compensation	29,830	24,899	85,680	50,513
General and administrative	14,444	7,223	41,753	26,487

Total operating expenses	77,764	46,057	228,148	113,851

OPERATING INCOME BEFORE INCOME TAXES	95,397	65,651	326,352	222,231
Provision for income taxes	(4,836)	(761)	(12,504)	(2,130)

NET OPERATING INCOME	90,561	64,890	313,848	220,101

Net realized gain (loss) on investments
Non-Control/Non-Affiliate investments	14,627	18,829	36,265	13,978
Affiliate investments	(797)	3,094	6,654	3,411
Control investments	(8,145)	12,054	2,475	(37,365)
Interest rate derivative periodic payments	(825)	(4,381)	(8,987)	(17,894)

Total net realized gain (loss) on investments	4,860	29,596	36,407	(37,870)

Net unrealized (depreciation) appreciation of investments
Portfolio company investments	(27,166)	(3,309)	(17,056)	91,456
Interest rate derivative periodic payment accrual	1,167	16	1,694	(3,167)
Interest rate derivative agreements	10,401	6,151	30,016	10,925

Total net unrealized (depreciation) appreciation of investments	(15,598)	2,858	14,654	99,214

Total net gain (loss) on investments	(10,738)	32,454	51,061	61,344

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$79,823	$97,344	$364,909	$281,445

NET OPERATING INCOME PER COMMON SHARE:
Basic	$0.82	$0.76	$3.16	$2.88
Diluted	$0.80	$0.74	$3.10	$2.83

NET EARNINGS PER COMMON SHARE:
Basic	$0.72	$1.14	$3.68	$3.69
Diluted	$0.71	$1.11	$3.60	$3.63

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	110,995	85,485	99,270	76,362
Diluted	112,603	87,799	101,376	77,638

DIVIDENDS DECLARED PER COMMON SHARE	$0.82	$0.79	$3.08	$2.91

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American Capital

February 14, 2006

Portfolio Statistics (1)	Static Pool
($ in millions, unaudited):	Pre-1999	1999	2000	2001	2002	2003	2004	2005	Aggregate
Original Investments and Commitments	$375	$378	$389	$368	$932	$1,315	$1,513	$3,133	$8,403
Total Exits and Prepayments of Original Investments	$140	$191	$226	$258	$316	$668	$442	$309	$2,550
Total Interest, Dividends and Fees Collected	$127	$128	$86	$141	$208	$248	$221	$154	$1,313
Total Net Realized (Loss) Gain on Investments	$(19)	$(22)	$(74)	$48	$(19)	$118	$9	$(1)	$40
Internal Rate of Return(2)	9.2%	4.9%	3.6%	23.7%	12.5%	24.4%	20.8%	25.3%	15.1%
Current Cost of Investments	$204	$172	$177	$92	$583	$648	$1,019	$2,239	$5,134
Current Fair Value of Investments	$176	$92	$179	$87	$568	$669	$1,080	$2,250	$5,101
Net Unrealized Appreciation/(Depreciation)	$(28)	$(80)	$2	$(5)	$(15)	$21	$61	$11	$(33)
Non-Accruing Loans at Face	$11	$26	$—	$5	$64	$10	$16	$—	$132
Equity Interest at Fair Value	$18	$5	$39	$37	$177	$267	$344	$835	$1,722
Debt to EBITDA(3)(4)	9.2	8.9	5.2	6.2	5.7	4.7	4.4	4.3	4.9
Interest Coverage(3)	1.2	1.4	2.6	1.6	2.2	2.5	2.4	2.1	2.2
Debt Service Coverage(3)	1.0	1.2	2.0	1.2	1.6	1.8	1.6	1.6	1.6
Loan Grade(3)	2.5	1.7	3.0	3.2	2.9	3.3	3.3	3.1	3.1
Average Age of Companies	41 yrs	55 yrs	28 yrs	43 yrs	33 yrs	16 yrs	41 yrs	29 yrs	31 yrs
Ownership Percentage	89%	72%	22%	70%	60%	67%	46%	52%	54%
Average Sales(5)	$97	$70	$113	$161	$78	$97	$80	$107	$97
Average EBITDA(6)	$5	$5	$31	$16	$11	$19	$15	$22	$18
Total Sales(5)	$434	$394	$345	$1,773	$1,299	$1,428	$2,928	$5,297	$13,898
Total EBITDA(6)	$32	$26	$75	$163	$146	$254	$544	$816	$2,056
% of Senior Loans(7)	55%	32%	59%	18%	45%	48%	39%	45%	44%
% of Loans with Lien(7)	68%	50%	86%	100%	99%	97%	77%	83%	84%

(1)	Static pool classification is based on the year the initial investment was made. Subsequent add-on investments are included in the static pool year of the original investment. Investments in government securities and interest rate derivative agreements are excluded.
(2)	Assumes investments are exited at current fair value.
(3)	These amounts do not include investments in which the Company owns only equity.
(4)	For portfolio companies with a nominal EBITDA amount, the portfolio company’s maximum debt leverage is limited to 15 times EBITDA.
(5)	Sales of the most recent twelve months, or when appropriate, the forecasted twelve months.
(6)	EBITDA of the most recent twelve months, or when appropriate, the forecasted twelve months.
(7)	As a percentage of our total debt investments.

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American Capital

February 14, 2006

ADDITIONAL DIVIDEND INFORMATION

American Capital must make certain distributions of its taxable income in order to maintain its tax status as a regulated investment company. Investors can refer to American Capital’s most recent report on Form 10-K for more information about its tax status. American Capital intends to retain net long-term capital gains and treat them as deemed distributions for tax purposes. Therefore, the taxable income that is distributed as dividends would be expected to be treated as ordinary income for tax purposes. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. For example, changes in appreciation and depreciation of portfolio investments have no impact on American Capital’s taxable income. American Capital reports the anticipated tax characteristics of each dividend when announced, while the actual tax characteristics of each year’s dividends are reported annually to stockholders on Form 1099DIV. The 2005 dividends of $3.08 per share were a distribution of ordinary income for tax purposes. The 2006 declared dividend to-date, totaling $0.80 per share, is anticipated to be a distribution of ordinary income for tax purposes.

DIVIDEND REINVESTMENT PLAN (DRIP)

In appreciation of the loyal support of our shareholders, American Capital’s Dividend Reinvestment Plan grants a 5% discount to the market price for reinvested dividends. Brokerages that have confirmed participation in the DRIP include:

Ameritrade

A.G. Edwards

Citigroup-Smith Barney

Fidelity

J.J.B. Hilliard, W.L. Lyons, Inc.

Legg Mason

Merrill Lynch

Morgan Keegan

Raymond James

RBC Dain Rauscher

UBS Financial

Wachovia Securities

Wedbush Morgan

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American Capital

February 14, 2006

A summary of American Capital’s dividend history and forecast follows. For further dividend history, please visit our website at www.ACAS.com. For more information regarding the DRIP, please visit our website or call our Investor Relations Department at (301) 951-6122.

AMERICAN CAPITAL’S DIVIDEND HISTORY

$19.91 DECLARED SINCE AUGUST 1997 IPO AT $15.00 PER SHARE

Year/Quarter	Regular Dividend	% Change of Regular Dividend Over Prior Year	Additional Dividend	Total	% Change of Total Dividend Over Prior Year
Total 1997 to Q1 2006 Declared				$19.91

2006	$3.29	8%	Not Planned	$3.29	7%
Q4 Forecast	$0.84	6%
Q3 Forecast	$0.83	6%
Q2 Forecast	$0.82	9%
Q1 Declared	$0.80	10%

2005	$3.05	7%	$0.03	$3.08	6%
Q4	$0.79	8%
Q3	$0.78	8%
Q2	$0.75	7%
Q1	$0.73	4%
2004	$2.85	4%	$0.06	$2.91	4%
Q4	$0.73	6%
Q3	$0.72	4%
Q2	$0.70	3%
Q1	$0.70	4%

2003	$2.73	7%	$0.06	$2.79	9%
Q4	$0.69	3%
Q3	$0.69	5%
Q2	$0.68	8%
Q1	$0.67	14%

2002	$2.55	15%	$0.02	$2.57	12%
Q4	$0.67	18%
Q3	$0.66	18%
Q2	$0.63	15%
Q1	$0.59	11%

2001	$2.21	13%	$0.09	$2.30	6%
Q4	$0.57	10%
Q3	$0.56	14%
Q2	$0.55	12%
Q1	$0.53	18%

2000	$1.95	14%	$0.22	$2.17	25%
Q4	$0.52	18%
Q3	$0.49	14%
Q2	$0.49	14%
Q1	$0.45	10%

1999	$1.71	39%	$0.03	$1.74	30%
Q4	$0.44	19%
Q3	$0.43	34%
Q2	$0.43	48%
Q1	$0.41	64%

1998	$1.23	N/A	$0.11	$1.34
Q4	$0.37	76%
Q3	$0.32	N/A
Q2	$0.29	N/A
Q1	$0.25	N/A

1997 Q4	$0.21			$0.21
Total Declared				$19.91

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American Capital

February 14, 2006

SHAREHOLDER AND ANALYSTS CALL:

American Capital invites shareholders, prospective shareholders and analysts to attend the American Capital Shareholder Call on Wednesday, February 15, 2006 at 11:00 am ET. The dial in number will be (888) 428-4480. International callers should dial +1(612) 288-0318. Please advise the operator you are dialing in for the American Capital Shareholder Call.

BEFORE THE CALL:

SLIDE PRESENTATION AVAILABLE IN ADVANCE OF THE SHAREHOLDER CALL:

The quarterly shareholder presentation includes a slide show to accompany the call that participants may download from the American Capital website at www.ACAS.com and print prior to the call. You may wish to take the time to review the slides in advance of the Shareholder Call. It is generally posted several hours in advance of the call.

DURING THE CALL:

STREAMING SLIDE PRESENTATION DURING THE SHAREHOLDER CALL:

During the Shareholder Call, we invite you to turn to our shareholder website, www.ACAS.com, and click on the February 15 Shareholder Call Slide Show button. Participants will be able to view the complete streaming slide presentation on our website while listening to the shareholder call by phone as it occurs.

AFTER THE CALL:

AUDIO AND SLIDE PRESENTATION AVAILABLE AFTER THE CALL:

The audio of the shareholder call combined with the slide presentation will be made available after the call on February 15 on our website. An archive of our audio and slide presentations of our quarterly shareholder calls can be found in the Investor Relations section of our website at www.ACAS.com.

AUDIO ONLY PRESENTATION AVAILABLE AFTER THE SHAREHOLDER CALL:

There will be a phone recording available from 9:30 pm Wednesday, February 15 until 11:59 pm Wednesday, March 1. If you are interested in hearing the recording of the presentation, please dial (800) 475-6701. International callers may dial +1(320) 365-3844. The access code for both domestic and international callers is 813354.

For further information or questions, please do not hesitate to call our Shareholder Relations Department at (301) 951-6122.

ABOUT AMERICAN CAPITAL

Since its August 1997 IPO through the fourth quarter of 2005, American Capital has invested $8.4 billion in 201 portfolio companies. As of January 31, 2006, American Capital shareholders have enjoyed a total return of 403% since the Company’s IPO — an annualized return of 21%, assuming reinvestment of dividends. American Capital

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American Capital

February 14, 2006

has paid a total of $961 million in dividends and paid or declared $19.91 dividends per share since its August 1997 IPO at $15 per share.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Senior Vice President, Business Development, at (800) 248-9340, or visit our website at www.AmericanCapital.com.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

Persons considering an investment in American Capital should consider the investment objectives, risks and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in the Company’s annual report on Form 10-K, quarterly report on Form 10-Q and in the prospectuses the Company issues from time to time in connection with its offering of securities. Such materials are filed with the Securities and Exchange Commission and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor’s shares, when sold, may be worth more or less than their original cost. Additionally, American Capital’s current performance may be lower or higher than the performance data quoted above.

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